Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos., 333-217444, 333-221085, 333-224304, 333-222664, 333-239546, , 333-254915, 333-271336, and 333-283266 on Form S-3 and Registration Statement Nos. 333-144293, 333-147212, 333-187189, 333-187190, 333-195604, 333-196616, 333-196617, 333-202504, 333-202505, 333-211182, 333-213981, 333-215036, 333-217055, 333-217907, 333-221084, 333-225080, 333-232661, 333-239556,333-258585, 333-272778, and 333-277444 on Form S-8 of our reports dated February 26, 2025, relating to the financial statements of Alphatec Holdings, Inc. and the effectiveness of Alphatec Holdings, Inc.'s internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2024.

/s/ Deloitte & Touche LLP

San Diego, California

February 26, 2025